SOUTHERN STAR ENERGY INC.

News Release

For Immediate Release
Thursday, July 17, 2008

Contact Information:
Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY CLOSES $25 MILLION FINANCING WITH MACQUARIE BANK LIMITED; FINANCING TO FUND GROWTH

HOUSTON – (PR Newswire) – July 17, 2008 – Southern Star Energy Inc. (OTCBB: SSEY), a fast-growing E&P company with reserves and production from leases located in northern Louisiana, today announced that it closed on a $25 million Senior First Lien Secured Revolving Credit Agreement (Revolver) with Macquarie Bank Limited. Proceeds from this facility will be used to fund the development of Southern Star's Sentell Field as well as other oil and natural gas interests acquired subsequent to this financing. The initial borrowing base is $5 million. At closing, $2.5 million will be drawn and outstanding, leaving $2.5 million available. The Revolver's interest rate is prime plus 200 basis points, calculated and payable on a monthly basis. Concurrent with the closing, Macquarie Americas Corp., an affiliate of Macquarie Bank, will have a five-year warrant to purchase 5% of Southern Star's diluted common share count at a strike price of $1.00. The term of the Revolver is 36 months.

David Gibbs, Southern Star President and Chief Executive Officer said: "With the establishment of a proved and probable asset base, and a rising production profile, this Revolver provides Southern Star with the appropriate structure and amount of capital to fuel our growth for our shareholders. The Macquarie Bank financing will be used for our upcoming 10-well drilling program. Near-term, we have a rig commitment from Nabors Drilling for our 10-well drilling program to develop our Cotton Valley reserves. Beginning in September, we will drill vertical Haynesville shale delineation wells on our acreage to test their potential. Recent competitor-announced leasehold transactions and drilling results into the Haynesville offer excellent signposts for Southern Star's future."

About Southern Star Energy.

Southern Star Energy's strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities, and use all available technologies to increase the valuation of the acquired assets. This strategy reduces Southern Star's risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns

a 40% working interest in approximately 5,700 acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, La. To date, the Company has drilled five successful tests of the Cotton Valley sands, all of which are connected to the market, and producing revenues. The Company will embark on a 10-well development program in the third quarter of 2008, drilling for the Cotton Valley sand and Haynesville shale. Shareholders and prospective investors and analysts are encouraged to visit Southern Star Energy's website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Southern Star Energy's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Southern Star Energy's operations. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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